Exhibit 99.7

FORM OF

NOTICE OF IMPORTANT TAX INFORMATION

XTANT MEDICAL HOLDINGS, INC.

This tax information is provided in connection with the prospectus of Xtant Medical Holdings, Inc. (“Xtant”) dated                     , 2020 (the “Prospectus”).

Under the U.S. federal income tax laws, dividend payments that may be made by Xtant on shares of its common stock, par value $0.000001 (the “Common Stock”), issued upon the exercise of non-transferable subscription rights (the “Subscription Rights”) may be subject to backup withholding. Generally, such payments will be subject to backup withholding, unless the holder (i) is exempt from backup withholding or (ii) furnishes the payer with its correct taxpayer identification number (“TIN”) and certifies, under penalties of perjury, that the number provided is correct and provides certain other certifications. Each holder that exercises Subscription Rights and wants to avoid backup withholding must, unless an exemption applies, provide the Subscription Agent, as Xtant’s agent in respect of the exercised Subscription Rights, with such holder’s correct TIN (or with a certification that such holder is awaiting a TIN) and certain other certifications by completing the enclosed Form W-9 (Request for Taxpayer Identification Number and Certification). Exempt U.S. holders should indicate their exempt status on Form W-9 to avoid possible erroneous backup withholding. See the enclosed Form W-9 (Request for Taxpayer Identification Number and Certification) for additional instructions. Holders are urged to consult their own tax advisors to determine whether they are exempt from withholding and reporting requirements.

If backup withholding applies, Xtant or the Subscription Agent, as the case may be, will be required to withhold (currently at a 24% rate) on any dividend payments made to a holder that exercises Subscription Rights. Backup withholding is not an additional tax. Rather, the amount of backup withholding can be credited against the U.S. federal income tax liability of the holder subject to backup withholding, provided that the required information is timely provided to the Internal Revenue Service (“IRS”). If backup withholding results in an overpayment of taxes, a refund may be obtained.

A holder that exercises Subscription Rights is required to give the Subscription Agent the TIN of the record owner of the Subscription Rights. If such record owner is an individual, the TIN is generally the taxpayer’s social security number. For most other entities, the TIN is the employer identification number. If the Subscription Rights are in more than one name, or are not in the name of the actual owner, consult the enclosed Form W-9 (Request for Taxpayer Identification Number and Certification) for additional guidelines on which number to report. If the Subscription Agent is not provided with the correct TIN in connection with such payments, the holder may be subject to a penalty imposed by the IRS.

Certain holders (including, among others, corporations and certain foreign individuals) are exempt from these backup withholding and reporting requirements. In general, in order for a foreign holder to qualify as an exempt recipient, that holder must, in the case of a foreign individual, submit a properly completed Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding and Reporting (Individuals) or, in the case of a foreign corporation, Form W-8BEN-E, Certificate of Status of Beneficial Owner for United States Tax Withholding and Reporting (Entities) or other appropriate form (instead of a Form W-9), signed under the penalties of perjury, attesting to such holder’s foreign status. Such Form W-8BEN or Form W-8BEN-E may be obtained from the Subscription Agent. Although a foreign holder may be exempt from backup withholding, payments of dividends may be subject to (i) withholding tax, currently at a 30% rate (or, if certain tax treaties apply and exemptions are properly claimed, such applicable lower rate) or (ii) withholding tax at a rate of 30% under provisions of the Code commonly referred to as the “Foreign Account Tax Compliance Act,” or FATCA, unless an exemption from FATCA withholding is properly certified. Holders are urged to consult with their own tax advisors to determine whether they are exempt from withholding and reporting requirements.